Exhibit 99.1

G&P Acquisition Corp. Announces Pricing of $175 Million Initial Public Offering

NEW YORK – March 10, 2021 /PRNewswire/ – G&P Acquisition Corp. (“G&P” or the “Company”), announced the pricing of its initial public offering of 17,500,000 units at a price of $10.00 per unit. The units will be listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “GAPA.U” commencing on March 11, 2021. Each unit consists of one share of the Company’s Class A common stock and one-half of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one share of the Company’s Class A common stock at an exercise price of $11.50 per share. Once the securities constituting the units begin separate trading, the Class A common stock and warrants are expected to be listed on the NYSE under the symbols “GAPA” and “GAPA WS,” respectively.

G&P is a blank check company newly incorporated as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or companies. While the Company may pursue an initial business combination target in any industry or sector, it intends to focus its search on investment opportunities in the food and beverage, consumer goods, automotive and hospitality sectors. In addition, although G&P may pursue an acquisition in any industry, sector or geography, it intends to capitalize on the ability of its management team and its sponsor’s broader operating platform to identify, acquire and operate a business that may provide opportunities for attractive returns and long-term growth.

BMO Capital Markets Corp. is acting as the sole book-running manager for this offering. The Company has granted the underwriters a 45-day option to purchase up to 2,625,000 additional units at the initial public offering price to cover over-allotments, if any. The offering is expected to close on March 15, 2021, subject to customary closing conditions.

The offering is being made only by means of a prospectus. When available, copies of the preliminary prospectus and final prospectus relating to the offering may be obtained from BMO Capital Markets Corp., Attention: Equity Syndicate Department, 3 Times Square, 25th Floor, New York, New York 10036, by telephone at 800-414-3627 or by email at BMOProspectus@bmo.com.

The registration statement relating to the securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 10, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the proposed initial public offering will be completed on the terms described, or at all, or that the net proceeds of the initial public offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and preliminary prospectus relating to the Company’s initial public offering filed with the SEC. Copies are available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update these forward-looking statements for revisions or changes after the date of this press release, except as required by applicable law.

Contacts:

Investors and Media:

Email: investorrelations@gapacq.com

Phone: (212) 415-6506